Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Provides Update on Acquisitions and Dispositions Closed during the Second Quarter

NEW YORK, July 9, 2019 /PRNewswire/– Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition of industrial, distribution and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, today said it has closed on the acquisition of nine properties in the second quarter 2019, representing 1.6 million square feet for approximately $187.3 million.

The nine properties were purchased at a weighted average going-in capitalization rate1 of 7.09%, equating to a weighted average capitalization rate2 of 7.67%, with a weighted-average remaining lease term3 of 10.9 years. GNL funded the transactions with draws on its revolving credit facility, mortgage debt and net proceeds from its ATM programs.

During the second quarter, GNL opportunistically sold 63 properties in the United States for gross proceeds of $74.2 million, and one property in the United Kingdom for £7.2 million. The 64 properties include 62 Family Dollar retail stores and one industrial property in the United States, in addition to one office property in the United Kingdom.

“We are pleased to announce a very active second quarter for GNL,” said the Company’s Chief Executive Officer James Nelson. “We made a number of significant industrial, distribution and office acquisitions, all in the U.S., with a weighted average remaining lease term exceeding 10 years and all at what we believe to be favorable cap rates. At the same time, we continued to refine our mix of assets by making strategic dispositions of legacy assets and expect to use the net proceeds to acquire strategically important properties subject to long-term leases.”

Second Quarter Acquisitions Summary

Tenant	Location	Type	Number of Properties	Square Feet (in thousands)	Purchase Price[4] (in millions)	Lease Term Remaining[3] (in years)
Encompass Health	Birmingham, AL	Office	1	199	$74.5	13.7
Union Partners	Aurora, IL; Dearborn, MI	Industrial	2	390	$30.9	9.6
Sierra Nevada Corp.	Colorado Springs, CO	Industrial	1	60	$18.4	9.9
ComDoc	North Canton, OH	Distribution	1	108	$17.6	9.9
EQT Corporation	Waynesburg, PA	Industrial	1	127	$13.4	11.2
Heatcraft	Tifton, GA	Distribution	1	214	$11.5	9.0
Metal Technologies	Bloomfield, IN	Industrial	1	237	$10.9	15.0
Hanes/Leggett & Platt	Calhoun, GA	Distribution	1	276	$10.1	9.4
Totals/Averages			9	1,610	$187.3	10.9

____________________________

1Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. Weighted-average going-in capitalization rate is based upon square feet as of the date of acquisition.

2 Average capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Average capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet as of the date of acquisition.

3 The weighted-average remaining lease term is based on square feet as of the date of acquisition.

4 Represents the contract purchase price and excludes capitalized acquisitions costs per GAAP.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a real estate investment trust focused on the acquisition of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed February 28, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@globalnetlease.com

(866) 902-0063